Exhibit 10.2

THERMO FISHER SCIENTIFIC INC.
AMENDMENT NO. 1 TO
2009 RESTATEMENT OF EXECUTIVE SEVERANCE AGREEMENT
This AMENDMENT NO. 1 (the “Amendment”) to the 2009 Restatement of Executive Severance Agreement dated November 19, 2003 and amended on November 9, 2006, November 21, 2008 and November 21, 2009 (the “Agreement”) by and between Thermo Fisher Scientific Inc. (the “Company”) and Marc N. Casper (the “Executive”) is made as of February 25, 2010. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.
     WHEREAS, the Company and the Executive entered into the Agreement to provide separation pay and benefits to the Executive in the event the Executive’s employment with the Company is terminated under certain circumstances;
     WHEREAS, the Company desires to amend the Agreement to reflect compliance with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended;
     NOW, THEREFORE, in consideration for the mutual promises contained herein, the parties hereby agree as follows.
1.	Section 3.1(a)(i) of the Agreement is hereby amended and restated in its entirety as follows:
     “(i) the Company shall pay to the Executive the aggregate of the following amounts:
          (1) the sum of (A) the Executive’s base salary through the date of termination, to be paid in a lump sum within 30 days after the date of termination, (B) the product of (x) the annual bonus paid or payable (including any bonus or portion thereof which has been earned but deferred) for the most recently completed fiscal year (or other award period) and (y) a fraction, the numerator of which is the number of days in the current fiscal year (or award period) through the date of termination, and the denominator of which is 365 (or total duration of the applicable award period), to be paid no later than the date bonus amounts are paid to similarly situated Executives; provided, however, that such bonus shall be payable only if the applicable Performance Goals established pursuant to Section V.A of the Company’s 2008 Annual Incentive Award Plan (or similar provision of any applicable shareholder-approved successor plan) for the fiscal year (or other award period) in which the termination occurs are achieved, and (C) the amount of any accrued vacation pay, to the extent not previously paid, to be paid in a lump sum within 30 days after the date of termination (the sum of the amounts described in clauses (A), (B), and (C) shall be hereinafter referred to as the “Accrued Obligations”); and
          (2) the sum of (A) two (2) times the Executive’s annual base salary and target bonus as in effect immediately prior to the date of termination and (B) the amount of any accrued vacation pay, to the extent not previously paid, in each case to be paid in a lump sum within 30 days after the date of termination; and”
2.	Except as expressly modified herein, the Agreement shall remain in full force and effect.

3.	This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.
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     IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the parties hereto as of the day and year first above written.

THERMO FISHER SCIENTIFIC INC.
By:	/s/ Seth H. Hoogasian
	Name:	Seth H. Hoogasian
	Title:	Senior Vice President, General Counsel and Secretary

MARC N. CASPER
/s/ Marc N. Casper